Exhibit 99.1

CardioNet Board of Directors Appoints Randy Thurman Chairman, President and Chief Executive Officer

CONSHOHOCKEN, Pa., February 25, 2009 (BUSINESS WIRE) - CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today the Board of Directors has appointed Randy Thurman Chairman, President and Chief Executive Officer, effective immediately.  Mr. Thurman has been serving as Chairman of the Board since June 2008 and Interim President and Chief Executive Officer since January 2009.

Mr. Thurman said, “I am very excited to accept this appointment as President and Chief Executive Officer.  After having the opportunity to work on a day-to-day basis with the CardioNet team, I have an even stronger conviction that the Company represents one of the most exciting opportunities in the medical technology arena today.  I am thrilled to lead the Company during this pivotal period as we execute on our 2009 plan.  As highlighted in our earnings call last week, we intend to make strategic investments that will lay the foundation for accelerated growth and leverage the opportunities available in the wireless healthcare market.  In 2009, we expect to increase our sales force by approximately 70% and invest in a number of strategic initiatives designed to ensure the highest quality of sales and marketing professionals, customer service and monitoring operations.  We believe these initiatives will dramatically increase our share of the wireless cardiac monitoring market over the next several years.”

Mr. Thurman continued, “Last week we announced our 2008 financial results which reflected year over year revenue growth of 65% and marked our first full year of profitability.  Our 2009 guidance clearly illustrates our growth opportunity with revenue expected to increase more than 40% and EPS expected to increase over 75% versus prior year.

“Today CardioNet is leading what we believe to be a revolution in healthcare – wireless medicine.  Looking forward we will keep our focus on becoming the unquestioned leader in our industry and continue to work to build near term and long term value for all of our stakeholders.”

Mr. Thurman most recently served as Chairman and CEO of VIASYS Healthcare Inc., a global medical technology company that was acquired by Cardinal Health in June 2007 for $1.5 billion.   From VIASYS’ successful IPO in 2001 to 2007, Mr. Thurman spearheaded an aggressive growth strategy that increased the Company’s revenues from $320 million to $700 million and positioned the Company to consummate twelve strategic acquisitions over a six-year period.  His leadership also enabled VIASYS to expand its enterprise value more than fourfold during that time.  In 2007, VIASYS was named by Smart Money as one of the “Ten Stocks for the Next Ten Years.”

Prior to VIASYS, Mr. Thurman was Chairman of the Board and CEO of Corning Life Sciences, a diversified medical technology company with a focus in contract pharmaceutical research, contract biologic manufacturing and clinical diagnostic testing.  Earlier in his career, Mr. Thurman was President of Rhone-Poulenc Rorer Pharmaceuticals Inc., a global, research-based pharmaceutical company.  Mr. Thurman was named by Ernst and Young as Entrepreneur of the Year in healthcare technology in 2007.

About CardioNet, Inc.

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as the CardioNet System. More information can be found at http://www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K or 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

CardioNet, Inc.

Marty Galvan

Investor Relations

800-908-7103

investorrelations@cardionet.com